EXHIBIT 10.2
Summary of U.S. Managing Director 2007 Incentive Compensation Plan

•	Each U.S. Managing Director is eligible to receive 14% base override on the new business generation compensation paid to officers of the U.S. Managing Director’s region.

•	Each U.S. Managing Director is eligible to receive 3% additional override on the new business generation compensation paid to the officers of the U.S. Managing Director’s region for certain types of transactions.

•	Compensation will be paid 60% cash and 40% restricted stock. Restricted stock will vest ratably over 3 years. There will be no pre-set limit on the amount of U.S. Managing Director incentive compensation.

•	Certain recognized losses from comparable transactions will offset gains for the purpose of determining compensation payable.

•	Additional incentive compensation of up to $75,000 for each category ($300,000 in the aggregate) is payable based upon 1) a U.S. Managing Director’s cities within his region generating minimum profits from new business generation transactions and minimum volumes of acquisition, development and certain targeted transactions during a calendar year; 2) a U.S. Managing Director’s region generating a minimum acquisition/re-development volume during a calendar year; 3) a U.S. Managing Director’s region generating a minimum dollar volume of development starts and developments in-service during the calendar year; and 4) a U.S. Managing Director meeting sales leadership responsibilities in certain areas.

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